UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 10, 2010

MIP SOLUTIONS, INC.
(Exact name of Registrant as specified in its charter)

Nevada	333-141927	20-4047619
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26421 Highway 395 North

Kettle Falls, WA 99141

916-673-6608

 (Address and Telephone Number of Issuer's Principal Executive Offices)

Laughlin Associates, Inc.

2533 N. Carson Street

Carson City, NV 89706

Telephone (775) 883-8484  ext 202

 (Name, Address, and Telephone Number of Agent for Service)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02

Termination of a Material Definitive Agreement

On August 10, 2010, the board of directors of MIP Solutions, Inc. (“MIPS”) approved and ratified by consent resolution a Mutual Termination Agreement (the “Termination Agreement”), between MIPS and Johns Hopkins University acting through its Applied Physics Laboratory (“JHU”).  The Termination agreement concerns the termination of a License dated January 23, 2006 to exploit certain molecular imprinting technology granted to MIPS by JHU and all other agreements and understandings between them (collectively, the “License”), resulting in all of MIPS’ rights in and to the intellectual property that was the subject of the License reverting back to JHU at no cost to JHU.

In accordance with the provisions of the Mutual Termination Agreement, MIPS has agreed to pay JHU the sum of $20,000 within a period of 20 days following the completion of a proposed reverse-takeover of MIPS by AWG International Inc., a corporation formed under the laws of the State of Nevada; and issue to JHU 600,000 restricted shares of MIPS’ common stock within a period of 20 days following the proposed reverse takeover (the “Condition Precedent”).

Subject to the performance by MIPS of the Condition Precedent, the License will be terminated, with each party having no recourse against the other therefor; and JHU and MIPS will release and forever discharged each other and their respective present and former officers, directors, shareholders, employees, representatives, agents, attorneys, executors, administrators, heirs, assigns and successors in interest from all past, present and future claims, demands, obligations, and causes of action of any nature whatsoever, whether in tort (including, without limitation, acts of active negligence), contract or any other theory of recovery in law or equity, whether for compensatory or punitive damages, equitable relief or otherwise, and whether now known or unknown, suspected or unsuspected, which are based upon or arise out of or in connection with the terminated agreements.

There is no material relationship between MIPS or its affiliates and JHU other than in respect of the License and the Termination Agreement.

Item 9.01 Exhibits

(d)

Exhibits. The following exhibits are included as part of this report:

10.1

Mutual Termination Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MIP SOLUTIONS, INC.

Dated August 13, 2010	By:	/s/ Jeff Lamberson
President